PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP

1631 SOUTH MELROSE DRIVE, SUITE B

VISTA, CA 92081

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, July 31, 2003

Pan Pacific Retail Properties Reports Strong 2nd Quarter Results

SAN DIEGO, Calif., July 31, 2003 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the second quarter ended June 30, 2003. All per share amounts are on a diluted basis.

The Company also announced today that it is raising its guidance for 2003 funds from operations (FFO) per share growth to a range of 10.5% to 11.0% from its previous guidance of 10.0%.

•	66.0% increase in net income to $28.2 million vs. 2Q ‘02
•	38.0% increase in earnings per share to $0.69 vs. 2Q ‘02
•	32.2% increase in total Funds from Operations (FFO) to $33.1 million vs. 2Q ‘02(1)
•	11.0% increase in FFO per share to $0.81 vs. 2Q ‘02(1)
•	95.7% portfolio occupancy rate as of June 30, 2003
•	187 leases executed, totaling 504,313 square feet (record leasing activity)
•	16.2% increase in base rent on same store new and renewed leases
•	$38.7 million of non-core dispositions during 2Q ‘03
•	36.3% debt to total market capitalization ratio as of June 30, 2003
•	3.3 to 1.0 interest coverage ratio
•	Corporate governance initiatives adopted
•	$0.51 per share paid in quarterly dividends (2nd increase in ‘03 for a 7.4% total increase)

(1)	See the last page of this press release for a reconciliation of FFO to GAAP net income.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “Our strong performance thus far in 2003 is largely attributable to the success of our acquisition program over the past year, where we have acquired approximately $439 million of grocery-anchored shopping centers. Also enhancing our strong performance is the ongoing demand for retail space across our portfolio and core West Coast markets. During the second quarter we increased occupancy and achieved record leasing activity, including a 16% increase in same-store base rents.” Mr. Tanz continued, “In addition, we capitalized on the strong demand to enhance our portfolio and balance sheet by accelerating our disposition program. Year-to-date, we have sold approximately $238 million of non-core properties, utilizing the proceeds to pay down debt. As a result, our debt-to-total-market capitalization ratio is now at a new, five-year low. With our strong financial position and West Coast shopping center platform, we are well positioned to continue delivering solid growth and increased stockholder value in the second half of 2003 and beyond.”

Pan Pacific Retail Properties	Page 2 of 7

FINANCIAL RESULTS

Total revenue increased 41.1% to $66.3 million for the quarter ended June 30, 2003, as compared to total revenue of $47.0 million for the quarter ended June 30, 2002, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP). Net income increased 66.0% to $28.2 million for the quarter ended June 30, 2003, as compared to net income of $17.0 million for the quarter ended June 30, 2002. On a per share basis, net income increased 38.0% to $0.69 per share for the quarter ended June 30, 2003, as compared to $0.50 per share for the quarter ended June 30, 2002.

For the quarter ended June 30, 2003 total Funds from Operations (FFO), the REIT standard supplemental non-GAAP performance measure, increased 32.2% to $33.1 million, as compared to FFO of $25.0 million for the quarter ended June 30, 2002. On a per share basis, FFO increased 11.0% to $0.81 per share for the quarter ended June 30, 2003, as compared to $0.73 per share for the quarter ended June 30, 2002. The Company believes FFO data provides investors with a reasonable indication of its ability to service debt and fund other capital needs (see the last page of this press release for a reconciliation of FFO to GAAP net income.)

At June 30, 2003 total market capitalization was approximately $2.5 billion (market capitalization is based on the market closing price of our common stock at June 30, 2003, assuming the conversion of operating subsidiary units to common stock, and debt outstanding, exclusive of accounts payable, accrued expenses and other liabilities.) The Company had $921.2 million in debt outstanding, equating to a debt-to-total market capitalization ratio of 36.3%. The Company’s debt was comprised of: $345.0 million in fixed-rate, long-term mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of 5.3 years; $503.6 million in senior unsecured notes with a fixed, weighted average interest rate of 6.8%, and a weighted average maturity of 6.9 years; $20.1 million outstanding on a floating-rate construction loan for the Olympic Place development bearing interest at a rate of 3.2% as of June 30, 2003; $6.0 million outstanding on floating-rate property level bonds bearing interest at a rate of 1.0% as of June 30, 2003; and $46.5 million of floating-rate debt outstanding on our unsecured credit line, which had a weighted average interest rate of 1.8% at June 30, 2003.

For the quarter ended June 30, 2003 the Company’s interest coverage ratio was 3.3 to 1 (interest coverage ratio is calculated as income from continuing and discontinued operations excluding gain on sale plus depreciation, amortization and interest expense, divided by interest expense.)

DIVIDEND INCREASE

On May 12, 2003, the Board of Directors increased the regular quarterly dividend by 2.0% to $0.51 per share. This represents the second dividend increase in 2003 for a total increase of 7.4%. The dividend was paid on June 13, 2003 to stockholders of record on May 23, 2003. The quarterly dividend of $0.51 per share is equivalent to $2.04 per share on an annualized basis.

The $0.51 per share dividend paid during the second quarter of 2003, equated to an FFO pay out ratio of 63.3%.

Pan Pacific Retail Properties	Page 3 of 7

OPERATING RESULTS

Leasing Activity

At June 30, 2003, the Company’s portfolio was 95.7% leased to 3,206 tenants. During the second quarter the Company executed 187 leases (new and renewed) representing 504,313 square feet of gross leasable area, and achieved a 16.2% straight-line increase over prior rents, on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company and Center Trust for the entirety of both the three months ended June 30, 2003 and 2002, same property net operating income increased 3.5%.

Same Property Operating Data

(In thousands)

	Three Months Ended June 30,
	2003	2002
Total revenue	$60,167	$57,897
Operating expenses	15,038	14,294

Operating income	$45,129	$43,603	3.5%

DISPOSITION ACTIVITY

Non-core property dispositions

During the second quarter the Company sold approximately $38.7 million of non-core assets including Kyrene Village in Chandler, AZ; Randolph Plaza in Tucson, AZ; Currier Square in Oroville, CA; and the Cal Fed office building at the Company’s Olympic Place development project in Walnut Creek, CA.

CORPORATE GOVERNANCE

In April 2003, the Company announced that its Board of Directors had adopted new corporate governance initiatives. The Board, upon the recommendation of its Corporate Governance Committee made up entirely of independent directors, adopted a Code of Business Conduct & Ethics Policy aimed at maintaining the highest level of business and ethical conduct among all Pan Pacific employees, executive officers and directors. In connection with this policy, the Board also adopted a policy through which Pan Pacific employees may, on a confidential basis, report violations, complaints and concerns regarding accounting practices to the Company’s Audit Committee, made up entirely of independent directors. In addition, the Board established the position of Lead Independent Director and named Joseph P. Colmery to serve in that role.

SECOND QUARTER CONFERENCE CALL

On Thursday, July 31, 2003, at 12 noon Eastern Time, the Company will be hosting a conference call to discuss its second quarter results.

Pan Pacific Retail Properties	Page 4 of 7

The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Stockholders and interested parties may participate in this conference call by dialing (904) 779-4773. A taped replay of the call will be available through August 31, 2003 at (402) 220-2491, pass code 17734560.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through October 1, 2003.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific’s portfolio currently totals 131 properties, encompassing approximately 20.9 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego) California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, changes in tax laws, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.)

Pan Pacific Retail Properties	Page 5 of 7

Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS:
Properties, at cost:
Land	$510,769	$371,427
Buildings and improvements	1,366,991	1,018,837
Tenant improvements	44,068	40,826

	1,921,828	1,431,090
Less accumulated depreciation and amortization	(142,122)	(125,057)

	1,779,706	1,306,033
Investments in unconsolidated entities	4,251	9,050
Cash and cash equivalents	1,140	1,284
Accounts receivable	12,512	10,142
Accrued rent receivable	20,698	19,167
Notes receivable	31,493	15,891
Deferred lease commissions	8,575	7,398
Prepaid expenses	17,232	10,397
Other assets	6,118	44,878

	$1,881,725	$1,424,240

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$371,130	$239,541
Line of credit payable	46,500	66,000
Senior notes	503,597	428,677
Accounts payable, accrued expenses and other liabilities	43,379	25,583

	964,606	759,801
Minority interests	33,660	15,804

Stockholders’ equity:
Common stock	401	336
Paid in capital in excess of par value	950,540	731,069
Deferred compensation	(5,619)	(4,345)
Accumulated deficit	(61,863)	(78,425)

	883,459	648,635

	$1,881,725	$1,424,240

Pan Pacific Retail Properties	Page 6 of 7

Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)

	2003	2002	2003	2002
REVENUE:
Base rent	$51,383	$36,251	$99,544	$71,225
Percentage rent	435	401	979	748
Recoveries from tenants	12,996	8,590	25,552	17,144
Income from unconsolidated entities	60	18	118	89
Other	1,386	1,716	2,193	3,214

	66,260	46,976	128,386	92,420

EXPENSES:
Property operating	8,822	5,813	18,549	11,243
Property taxes	5,505	3,665	10,913	7,336
Depreciation and amortization	10,197	7,499	19,345	14,832
Interest	14,695	11,317	28,521	22,282
General and administrative	4,015	2,594	8,194	5,248
Other	81	268	413	435

	43,315	31,156	85,935	61,376

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS:	22,945	15,820	42,451	31,044
Minority interests	(260)	(368)	(1,120)	(726)
Discontinued operations	5,497	1,526	12,466	3,057

NET INCOME	$28,182	$16,978	$53,797	$33,375

Basic earnings per share:
Income from continuing operations	$0.57	$0.46	$1.06	$0.91
Discontinued operations	$0.14	$0.05	$0.32	$0.09
Net income	$0.71	$0.51	$1.38	$1.00
Diluted earnings per share:
Income from continuing operations	$0.56	$0.46	$1.05	$0.90
Discontinued operations	$0.13	$0.04	$0.30	$0.09
Net income	$0.69	$0.50	$1.35	$0.99

Pan Pacific Retail Properties	Page 7 of 7

Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002*	2003	2002*
FUNDS FROM OPERATIONS:

Net Income	$28,182	$16,978	$53,797	$33,375
Plus depreciation and amortization expense	10,197	7,744	19,345	15,361
Plus depreciation on discontinued operations	20	—	159	—
Plus depreciation on unconsolidated entities	59	77	118	79
Less corporate FF&E depreciation (included above)	(155)	(140)	(299)	(279)
Less depreciation on minority interests	(56)	—	(56)
Plus minority interests	118	368	843	726
Less gain on sale of discontinued operations	(5,282)	—	(8,054)	—

Funds From Operations	$33,083	$25,027	$65,853	$49,262

Funds From Operations Per Share	$0.81	$0.73	$1.63	$1.44

Diluted Weighted Average Shares Outstanding	41,029,679	34,487,074	40,345,595	34,304,994

* For comparative purposes, amounts shown are as originally reported. The impact of revising the prior period amounts for Statement of Financial Accounting Standards No. 144 have been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q filed with the Securities and Exchange Commission

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. The Company computes Funds from Operations in accordance with standards established by the White Paper. The Company’s computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined the Company, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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